UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
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June 1, 2022

To: Titan International, Inc. Shareholders
From: Maurice Taylor
RE: ISS Recommendations

Sorry to bother you again this year but ISS has this year doubled down on stupidity! I have enclosed my reply to them last year as well as this year’s response.
Titan is going wild and I believe this will continue right through to 2024. Paul Reitz, President and CEO, and his team are doing great. Our goal is simple – Produce more, more and more. And do it all while making money!
We would like your vote on the Proxy!
Thank you!

Morry Taylor

June 2, 2022

ISS

RE:    ISS Recommendation for Proxy Vote

Dear Lawrence Lao:

I am once again responding to ISS’ recommendations to Titan Shareholders regarding proposals on the ballot for election of directors and the advisory vote of the compensation paid to executive officers. I have copied you on my letter from last year sent to Kathryn Cohen.

Within your recently published voting recommendations report, under Titan’s Quality Score on page 10, you give TWI a score of “2” for its shareholder rights within the Governance category, which is great! But then, under Social, you give TWI a score of an “8” for stakeholders and society. Wow that is stupid! In fact, ISS and its Woke agenda should only bother with companies over $5 billion in sales.

The key takeaway is the Titan Board appears to lack racial/ethnic diversity. ISS believes that TWI needs add ethnic diversity to the Board. I have told ISS and others that Titan’s Board has no problem with adding anyone as long as the person we add contributes needed skills for the betterment of TWI. Finding qualified board members is not an easy thing and adding just for the sake of meeting such quotas is not a good idea. It was difficult getting someone of Laura Thompson’s caliber and qualifications on board. Now you recommend withholding the vote for her as well. This makes no sense.
The other consideration when adding additional board members is the cost. We have eight board members and with the average pay for board members in the range of $200,000 per year, that’s an added cost I don’t believe is necessary. ISS does not seem to consider the costs when it makes these recommendations. Titan needs to watch these costs and that is what our shareholders expect.

ISS also states that the Board demonstrated poor responsiveness to Low Say-on-Pay support for consecutive years and that is simply not true. TWI put in a long-term incentive plan that was approved by shareholders last year. Now, what’s their problem? The long-term incentive plan was set based on earnings targets over a five-year period, which is aligned with shareholder interests.

Now you look at TWI stock price, while you stating the Board is bad. Well, TWI stock has gone from just over $1 per share in 2020 to over $18 per share in 2022. If you look at any of the real reasons Titan is going strong, there are no reasons this stock should be much higher because Titan is growing its business in a strong way. Now if shareholders listened to your advice, they should have ran away, but they would have lost money. Now with your recommendation the Board needs to resign and what do you think would happen to Titan and its shareholders? ISS’s advice was poor last year and it is even more absurd this year!

I am tired of all the Monday morning quarterbacks who want to tell companies how to operate. Yes, it’s easy if you’re making 40-85% margins, but this industry doesn’t work that way. Wheels and tires are not like that. Everyone has to work very hard to end up with a 5-10 cents on each dollar at the end of the day.

I have enclosed my letters from last year so as you can see I knew what I was talking about then and I know now for sure!

I don’t see any let up now in our business for the foreseeable future, as everything looks today and that is going to be good for our shareholders. Our Board and the management team is aligned with the direction of the Company.
Best,
Morry
Maurice M. Taylor, Jr.        1525 Kautz Road
Chairman        Suite 600
        West Chicago, IL 60185
        (217) 228-6011

May 28, 2021

ISS

RE:    ISS Recommendation for Proxy Vote

Dear Kathryn Cohen:

I am surprised by ISS’s recommendation to Titan Shareholders to follow their recommendation.

1.Yes, Mr. Cashin and Mr. Cowger had votes withheld from them by Shareholders, but we disagree with that for the reasons I will outline.
2.The reason ISS gave for these recommendations was that Titan had not put forth an Executive Compensation Plan, but if you listened to the 2020 Annual Meeting of Stockholders we reviewed a Plan approved by the Board from Pay Governance, an outside consultant firm that was highly recommended by Director Dr. Mark Rachesky, whose company owns 13.5% of shares in Titan. The Board approved this plan at the end of 2019.
3.Another other item ISS was upset about was the lack of women on Titan’s Board. While Titan is interested in anyone who can contribute to the success of Titan, the Board knew that I was in talks with Laura Thompson to join the Board. They knew that Ms. Thompson had a consultant contract with Goodyear and could not join the Board while under contract. Ms. Thompson joined Titan’s Board this spring.
So we believe, ISS has no reason for its recommendations to Titan Shareholders to vote against any of the recommendations of Titan’s Board of Directors.
I would have hoped that someone would have called us to get more information before they issued their report. I challenge ISS to find any Board that they give a positive spin to that is better than the Titan Board.
Titan makes steel wheels and farm/off highway tires. Titan has been a public company since 1993, and at that time we did $100 million in sales. We have obviously made strides since then.
You can read the biographies of all the Directors, but here’s my simple way.

Dick Cashin – Private Equity for 40 years seen everything. He is one very smart man.
Dr. Mark Rachesky – This man is smart, but he put down $110 million and invested in Titan stock, when it was down he stayed and he has stuck with Titan for over 7 years.
The above two gentlemen are well known on Wall Street and they are an asset to any Company they are affiliated with.
Gary Cowger – is a great Engineer. His entire career at GMC was spent moving up. He got big when GMC went into bankruptcy. Gary was put in charge of world-wide manufacturing for GMC. He has seen it all in manufacturing.
Max Guinn – a Missouri boy who went to school to be an engineer. Got a job at John Deere and retired at 60 from John Deere. His last position was President of Construction and Forestry.
Tony Soave – here is a Detroit boy whose father had a little grocery store. Tony, after high school, worked in construction. Yes, he started knocking down old factories, hauling junk to garbage dumps. Next move was starting up trash dumps. Then he was Mr. Garbage Man. He sold this company to U.S. Waste. His next career, junk yards, auto dealers, and big developers in Naples, Florida, Virginia, DC area. Mr. Soave has been giving advice to Titan for over 30 years.
Newest member, Laura Thompson – I met Laura in 2005 when Titan bought Goodyear’s N.A. Farm Tire business. Laura’s expertise is in the financial area but she also has plant sense in the field of tires. She was really up on the technology of progress.
That leaves Paul Reitz and myself. There’s enough out there on me so that leaves Paul. I think he is doing great. So I believe your recommendations to Titan International Shareholders are wrong. I take all calls and respond to all emails.
Sorry if I hurt your feelings, I live in a tough world.
Best, Morry
Maurice M. Taylor, Jr.        2701 Spruce Street
Chairman        Quincy, IL 62301
        (217) 228-6011
        (217) 228-3166 Fax

June 8, 2021
To:     Titan International, Inc. Shareholders
From: Maurice Taylor, Chairman
RE:     Glass-Lewis Recommendations
I apologize that I have to send another note to you. I just received and reviewed the recommendations from Glass-Lewis. At least Glass-Lewis explains their voting recommendations. What they don’t say is that there was no insider special deal with Mr. Cashin or OEP Capital Advisors related to the acquisition of Voltyre-Prom. OEP was owned by JP Morgan Chase Bank when the Russian deal was done. At the time, the Russian tire plant was making a good profit. I personally traveled and visited the plant. Selling the equipment at auction may have generated more short-term revenue, but I believed at the time and still do today that this could be a profitable venture long-term.
Mr. Cashin, Mr. Cowger and Mr. Guinn are excellent members of the Titan International Board of Directors and for someone who doesn’t understand our business to say different is simply wrong. I take a great deal of pride in the people who serve on Titan’s Board. I don’t tell anyone how to invest their money, but I can tell you what the Board is doing, and you can see what happened in 2020, and where we are in 2021. ISS and Glass-Lewis should stick to advising companies that have revenue over $10 billion, because I don’t think they take the time to understand our business. I forgot to mention they have consultants who will guide us through this process for a fee.
Titan’s management and employees do an excellent job running and growing this business worldwide. I believe that to have someone stick their nose into how you should vote who has never been in a Titan factory or even understands what our products are is counterproductive to that growth. To make matters worse, Titan is having its best year in a long time. Look at the numbers, we believe our performance speaks for itself.

This letter contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this letter are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-

looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.